Exhibit 10.1

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of February 11, 2013 and with effect as at January 31, 2013 (the "Agreement"), by and among SUDAM Diamonds Ltd., (the "Company"), Daniel Martinez (the "Seller") and Americas Diamond Corp. (the "Purchaser") Each of the Company, the Seller, and the Purchaser, are referred to herein as a "Party" and collectively, as the "Parties".

                                   BACKGROUND

     Seller intends to sell and Purchaser intends to purchase one share of common stock (the "Seller Shares") of Company. The Seller Shares represent all of the issued and outstanding capital stock of the Company.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the Seller and the Purchaser hereby agree as follows:

1. Purchase and Sale.

     The Seller shall sell, transfer, convey and deliver unto the Purchaser the Seller Shares, and the Purchaser shall acquire and purchase from the Seller the Seller Shares.

2. Purchase Price. The purchase price (the "Purchase Price") for the Seller Shares, is $1.00. As additional consideration, the Purchaser also agrees to assume the following obligations:

     (a) Issue 971,695 shares of the Purchaser's common stock to certain creditors of SUDAM;

     (b) Issue 250,000 shares of the Purchaser's common stock (the "KANSAI SHARES") to Kansai Mining Corporation ("KANSAI") immediately upon Closing in relation to the option and purchase of Compania Minera Adamatine pursuant to the Letter Agreement dated January 16, 2013 between Company and Kansai attached hereto as Exhibit "A" (the "KANSAI AGREEMENT").; and

     (c)  assume  all  the   Company's   obligations   pursuant  to  the  Kansai
          Agreement..

3. The Closing.

          (a) General. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place by exchange of documents among the Parties by fax or courier, as appropriate, following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) not later than February 28, 2013 or such other date as the Purchaser and the Seller may mutually determine (the "Closing Date").

          (b) Deliveries at the Closing. At the Closing: (i) the Seller shall deliver to the Purchaser the various certificates, instruments, and documents referred to in Section 9(a) below; (ii) the Purchaser shall deliver to Kansai the various certificates, instruments, and documents referred to in Exhibit A; and (iii) the Seller shall deliver to the Purchaser a certificate evidencing the Seller Shares (the "Certificate"), endorsed in blank or accompanied by duly executed assignment documents and including a Medallion Guarantee or other form of signature guarantee acceptable to the Purchaser.

          (c) Obligations after Closing. Upon Closing, the Purchaser will undertake the Company's financial obligations as they relate to payments and expenditures required to be made to Kansai pursuant to the Kansai Agreement.

     If the Purchaser fails in making any of these payments, the common shares of Compania Minera Adamantine and equipment acquired pursuant to the Kansai Agreement shall automatically revert back to Kansai.

          (d) Effective date of Purchase. The effective date of the Purchase will be January 31, 2013.

4. Representations and Warranties of the Seller.

     The Seller represents and warrants to the Purchaser that the statements contained in this Section 4, with respect to such Seller, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

          (a) The Seller has the power and authority to execute, deliver and perform its obligations under this Agreement and to sell, assign, transfer and deliver to the Purchaser the Seller Shares as contemplated hereby. No permit, consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority or consent of any third party is required in connection with the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby.

          (b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms and conditions hereof by the Seller will violate or result in a breach of any term or provision of any agreement to which any Seller is bound or is a party, or be in conflict with or constitute a default under, or cause the acceleration of the maturity of any obligation of the Seller under any existing agreement or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any properties or assets of the Seller.

          (c) This Agreement has been duly and validly executed by the Seller, and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally or by limitations, on the availability of equitable remedies.

          (d) The Seller shall indemnify, defend and hold harmless Purchaser from and against all liabilities incurred by Purchaser, directly or indirectly, including without limitation, all reasonable attorney's fees and court costs, arising out of or in connection with the purchase of the Seller's respective Seller Shares set forth in this Agreement, except where fraud, intent to defraud or default of payment evolves on the part of Purchaser.

          (e) The Seller owns the Seller Shares free and clear of all liens, charges, security interests, encumbrances, claims of others, options, warrants, purchase rights, contracts, commitments, equities or other claims or demands of any kind (collectively, "Liens"), and upon delivery of the Seller Shares to the Purchaser, the Purchaser will acquire good, valid and marketable title thereto free and clear of all Liens. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than pursuant to this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

5. Representations and Warranties Concerning the Purchaser. The Purchaser represents and warrants to the Seller and the Company that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5).

          (a) SEC Reports. The Purchaser has filed all reports, registration statements, definitive proxy statements and other documents and all amendments thereto and supplements thereof required to be filed by it with the U.S. Securities and Exchange Commission (the "SEC Reports"), all of which have complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. As of the respective dates of filing in final or definitive form (or, if amended or superseded by a subsequent filing, then on the date of such subsequent filing), none of the Purchaser's SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

          (b) Organization of Purchaser. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. The Purchaser is duly authorized to conduct business and is in good standing under the laws in every jurisdiction in which the ownership or use of property or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. "Material Adverse Effect" means any material adverse effect on the business, operations, assets, financial condition or prospects of the Purchaser or its Subsidiaries, if any, taken as a whole or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith. The Purchaser has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on its business. Except for the Subsidiary, the Purchaser has no subsidiaries and does not control any entity, directly or indirectly, or have any direct or indirect equity participation in any other entity.

          (c) Capitalization; No Restrictive Agreements.

     (i) The Purchaser's authorized capital stock, as of the date of this Agreement, consists of 375,000,000 shares of Common Stock, $0.001 par value per share, of which 30,000,000 shares are issued and outstanding.

     (ii) The Purchaser has not reserved any shares of its Common Stock for issuance upon the exercise of options, warrants or any other securities that are exercisable or exchangeable for, or convertible into, Common Stock. All of the issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable and have been issued in compliance with applicable laws, including, without limitation, applicable federal and state securities laws. There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Purchaser or securities exercisable or exchangeable for, or convertible into, capital stock of the Purchaser, nor is the Purchaser committed to issue any such option, warrant, right or security. There are no agreements relating to the voting, purchase or sale of capital stock (i) between or among the Purchaser and any of its stockholders, (ii) between or among the Seller and any third party, or (iii) between or among any of the Purchaser's stockholders. The Purchaser is not a party to any agreement granting any stockholder of the Purchaser the right to cause the Purchaser to register shares of the capital stock of the Purchaser held by such stockholder under the Securities Act.

          (d) Financial Statements. The Seller has provided the Purchaser with audited balance sheets and statements of operations, changes in stockholders' deficit and cash flows for the years ended January 31, 2012 and 2011 and unaudited statements for October 31, 2012 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis, fairly present the financial condition, results of operations and cash flows of the Purchaser as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Purchaser. The Purchaser does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for liabilities expressly specified in the Financial Statements (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

          (e) Absence of Certain Changes. Since October 31, 2012, there has not been any event or condition of any character which has materially adversely affected, or may be expected to materially adversely affect, the Purchaser's business or prospects, including, but not limited to any material adverse change in the condition, assets, Liabilities (existing or contingent) or business of the Purchaser from that shown in the Financial Statements.

          (f) Legal Proceedings. As of the date of this Agreement, there is no legal, administrative, investigatory, regulatory or similar action, suit, claim or proceeding which is pending or threatened against the Purchaser which, if determined adversely to the Purchaser, could have, individually or in the aggregate, a Material Adverse Effect.

          (g) Legal Compliance. The Purchaser has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all applicable governmental authorities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Purchaser alleging any failure so to comply. Neither the Purchaser, nor any officer, director, employee, consultant or agent of the Purchaser has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to any governmental official, customer or supplier for the purpose of influencing any official act or decision of such official, customer or supplier or inducing him, her or it to use his, her or its influence to affect any act or decision of an applicable governmental authority or customer, under circumstances which could subject the Purchaser or any officers, directors, employees or consultants of the Purchaser to administrative or criminal penalties or sanctions.

          (h) Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of the Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

6. Representations and Warranties of the Company. The Company and the Seller jointly and severally represent and warrant to the Purchaser that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6).

          (a) Organization of Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the United Kingdom. The Company is duly authorized to conduct business and is in good standing under the laws in every jurisdiction in which the ownership or use of property or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. "Material Adverse Effect" means any material adverse effect on the business, operations, assets, financial condition or prospects of the Company or its Subsidiaries, if any, taken as a whole or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on its business. Except for the Subsidiary, the Company has no subsidiaries and does not control any entity, directly or indirectly, or have any direct or indirect equity participation in any other entity.

          (b) Capitalization; No Restrictive Agreements.

     (i) The Company's authorized capital stock, as of the date of this Agreement, consists of one share of Common Stock, $1.00 par value per share, of which one share is issued and outstanding.

     (ii) The Company has not reserved any shares of its Common Stock for issuance upon the exercise of options, warrants or any other securities that are exercisable or exchangeable for, or convertible into, Common Stock. All of the issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable and have been issued in compliance with applicable laws, including, without limitation, applicable federal and state securities laws. There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Company or securities exercisable or exchangeable for, or convertible into, capital stock of the Company, nor is the Company committed to issue any such option, warrant, right or security. There are no agreements relating to the voting, purchase or sale of capital stock (i) between or among the Company and any of its stockholders, (ii) between or among the Seller and any third party, or (iii) between or among any of the Company's stockholders. The Company is not a party to any agreement granting any stockholder of the Company the right to cause the Company to register shares of the capital stock of the Company held by such stockholder under the Securities Act.

          (c) Financial Statements. The Seller and the Company will provide the Purchaser with audited balance sheets and statements of operations, changes in stockholders' deficit and cash flows for the period ended January 31, 2013 (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company. The Company does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for liabilities expressly specified in the Financial Statements (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

          (d) Absence of Certain Changes. Since January 31, 2013, there has not been any event or condition of any character which has materially adversely affected, or may be expected to materially adversely affect, the Company's business or prospects, including, but not limited to any material adverse change in the condition, assets, Liabilities (existing or contingent) or business of the Company from that shown in the Company Financial Statements.

          (e) Legal Proceedings. As of the date of this Agreement, there is no legal, administrative, investigatory, regulatory or similar action, suit, claim or proceeding which is pending or threatened against the Company which, if determined adversely to the Company, could have, individually or in the aggregate, a Material Adverse Effect.

          (f) Legal Compliance. The Company has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all applicable governmental authorities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply. Neither the Company, nor any officer, director, employee, consultant or agent of the Company has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to any governmental official, customer or supplier for the purpose of influencing any official act or decision of such official, customer or supplier or inducing him, her or it to use his, her or its influence to affect any act or decision of an applicable governmental authority or customer, under circumstances which could subject the Company or any officers, directors, employees or consultants of the Company to administrative or criminal penalties or sanctions.

          (g) Liabilities of the Company. The Company's liabilities will be paid off at or prior to the Closing and will in no event become the liability of the Purchaser or remain the liabilities of the Company following the Closing.

          (h) Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of the Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

7. Brokers and Finders.

     There are no finders and no parties shall be responsible for the payment of any finders' fees other than as specifically set forth herein. Neither the Seller, nor any of its directors, officers or agents on their behalf, have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or financial advisory services or other similar payment in connection with this Agreement.

8. Pre-Closing Covenants.

     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) General. Each of the Parties will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 11 below).

          (b) Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governmental authorities necessary in order to consummate the transactions contemplated hereby.

9. Post-Closing Covenants. The Parties agree that if at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

10. Conditions to Obligation to Close.

     (a) Conditions to Obligation of the Purchaser.

     The obligation of the Purchaser to consummate the transactions to be performed by the Purchaser in connection with the Closing are subject to satisfaction of the following conditions:

     (i) the representations and warranties set forth in Sections 6 and 7 above shall be true and correct in all material respects at and as of the Closing Date;

     (ii) The Seller or the Company shall have provided the Purchaser with a copy of the Company Financial Statements;

     (iii) the Seller shall have performed and complied with all of his covenants hereunder in all material respects through the Closing; and

     (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

       The Purchaser may waive any condition specified in this Section 11(a) at or prior to the Closing in writing executed by the Purchaser.

     (b) Conditions to Obligation of the Seller.

     The obligations of the Seller to consummate the transactions to be performed by her in connection with the Closing are subject to satisfaction of the following conditions:

     (i) the representations and warranties set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

     (ii) the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

     (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and

     (iv) all actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller.

     The Seller may waive any condition specified in this Section 11(b) at or prior to the Closing in writing executed by the Seller.

11. Miscellaneous.

          (a) Facsimile Execution and Delivery. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

          (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

          (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Purchaser and the Seller; provided, however, that the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its affiliates to perform its obligations hereunder, but no such assignment shall operate to release Purchaser or a successor from any obligation hereunder unless and only to the extent that Seller agrees in writing.

          (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (f) Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties.

          (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the

     State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

          (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Seller or their respective representatives. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (k) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

          (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. Nothing in the disclosure Schedules attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the disclosure Schedules identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item in the disclosure Schedules or supplied in connection with the Purchaser' due diligence review, shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

          (m) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11(o) below), in addition to any other remedy to which they may be entitled, at law or in equity.

          (n) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11(g) above. Nothing in this Section 11(n), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.



                            [signature pages follow]

     IN WITNESS WHEREOF, the Seller, the Company, and the Purchaser have caused this Stock Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SUDAM DIAMONDS LTD.


/s/Daniel Martinez
---------------------------------------
Per: Daniel Martinez, President

DANIEL MARTINEZ


/s/Daniel Martinez
---------------------------------------

AMERICAS DIAMOND CORP.

/s/Daniel Martinez
---------------------------------------
Per: Daniel Martinez, President

                                    EXHIBIT A

[KANSAI MINING CORPORATION LOGO]



January 16, 2013

To: SUDAM Diamonds Ltd, Attn: Daniel Martinez

Dear Mr. Martinez,

On March 16, 2012 Kansai and SUDAM Diamonds Ltd., entered into an agreement for the acquisition of Kansai's significant assets in Venezuela consisting of two parts: 1) a 3-stage treatment plant, 50-70tph scrubber, 10tph DMS plant and X-Ray final recovery section from Bateman's in South Africa, which is the only diamond recovery plant of its type in all of Venezuela and 2) 100% interest in Compania Minera Adamantine CA ("CMA"), a Venezuelan company which presently holds two diamond concessions: Natal I and Natal II. This agreement shall amend and replace the terms of the March 16, 2012 agreement and all prior communication either verbal or in writing in connection with such acquisition.

Kansai agrees to sell and SUDAM agrees to purchase both of these assets under the following terms:

1) SALE OF PLANT AND EQUIPMENT

Total cash  payments of US $1,735,000 to be paid over 24 months as follows

     a)   an initial cash payment of US $100,000 to be paid by March 23, 2012 ;
     b) monthly payments of US$50,000 a month, plus 6% accrued interest, for the initial eleven (11) months following the US$100,000 payment (four payments made as of the date of this amended agreement);
     c) monthly payments of US$90,000 a month, plus 6% accrued interest, for the following eleven (11) months; and
     d)   a final payment in month 24 for all remaining amounts due

Payments are due on the first day of each month commencing on March 1, 2012. A 5 day grace period will be provided and default interest will be accrued at 18% per annum. The assets contemplated by this section (a 3-stage treatment plant, 50-70tph scrubber, 10tph DMS plant and X-Ray final recovery section from

Bateman's in South Africa) shall be considered the property of SUDAM Diamonds Ltd., upon the execution of this agreement and any outstanding amounts to be paid under this LOI shall be considered a debt to Kansai. Kansai retains a security interest in the plant and equipment. Ownership of the plant and equipment will revert back to Kansai if any payment is not received within 30 days after notice of a default.

SUDAM has made payments to Kansai as listed in Appendix A.

2) OPTION AND SALE OF CMA

For the option of CMA, Kansai will receive 250,000 shares of Americas Diamond Corp. ("ADC"), valued at $1.00 per share. under the following terms:

For the acquisition of CMA, Kansai will receive the following:

     (a) a minimum of $13,000,000 payable in common shares of Americas Diamond Corp. ("ADC"), initially valued at $1.00 per share under the following terms:
          (i)  50% when production permits are issued; and
          (ii) the remaining 50% when commercial production is reached.
     (b)  10% net profits interest in Natal I and Natal II
     (c)  the funding commitments in Section 4
     (d) payment of 100% of all costs relating to CMA, the mining leases and the plant & equipment from March 16, 2012.

The ADC optioned shares for 2a will be held in escrow by ADC's Securities Counsel until requirements (a) and (b) above is reached. When issued the shares of ADC will be valued at the lower of: (i) an assumed share price of US$1.00, or
(ii) the 5 day VWAP (volume weighted average price) when the milestones (receipt of production permits and commercial production) are achieved. ADC is to ensure there is sufficient authorized share capital to cover a potential future share issuance, due to the price being lower than US$1.00. ADC shall issue a number of shares to Kansai which is sufficient to meet the value of US$13,000,000 based on the share valuation method outlined above.

SUDAM is to pay for 100% of all costs relating to CMA, it's operations, personnel, the mining leases and the plant & equipment from March 16, 2012. ADC will pay these costs after its purchase of SUDAM. Kansai shall also retain a 10% net profits interest on Natal I and Natal II as identified in item c. 5% may be purchased by ADC for US$3,000,000 provided the purchase of CMA and this net profits interest is completed within 2 years of commercial production.

Kansai may pay the ADC shares to its creditors and/or liquidate Kansai and distribute the ADC shares to its shareholders. No Kansai creditor will receive more than 9.9% of ADC's outstanding shares and will receive free trading shares provided that the SEC holding period has been met. ADC will agree to cooperate in those efforts.

All purchase terms must be completed by March 16, 2015.

3) PLANT REVENUE

After the option and purchase Kansai will receive 20% of the net proceeds from sale of any diamonds from the Natal properties prior to commercial production. This will be applied towards the sale of the plant and equipment purchase to accelerate the timeframe for payment. This payment is in addition to required monthly payments, and will be credited towards the US$1,735,000 cash payment. As such, they will reduce the amount and term remaining accordingly.

4) FUNDING COMMITMENTS AND CASH EXPENDITURES

SUDAM will fund the following amounts. At the closing of the reverse merger transaction, ADC will take over the following obligations

Cash expenditures of the following amounts to be paid to Kansai in the first twelve months:

     a. Month one-US$45,000 less the advance of US $2,368.91 of March 16, 2012 (pound)1,500 at a spot exchange rate of 1.57927)(paid)
     b.   Month two-US$30,000
     c.   Month three-$25,000
     d.   Months four thru nine-US$60,000 Months ten thru twelve-US$50,000

As of the date of this agreement payment for month 6 of US $60,000 is due and will be paid to Kansai by January 23, 2013.

SUDAM has made the cash expenditures as shown on Appendix A
Expenditures of an additional US$230,000 for capital costs and spare equipment will be paid to Kansai by March 16, 2013.

Expenditures in 2014 onwards will be a minimum of US$750,000 per year for the term of the option to further the objective of obtaining production from the property.

5) FUNDING BY THE FONDEN FUND OR OTHER AGENCIES

     CMA as a designated "Company of interest to the Bolivarian Republic of Venezuela" has been negotiating with officials of the FONDEN FUND in Venezuela for funding. This fund is in gift of the President of Venezuela and comprises grants and loans (the latter repayable over variable terms and rates (typical 6-10%)). The amounts under discussion were a loan for

     US$11 million for plant and equipment and a grant of US$5 million not repayable but useable in Venezuela. If this is successful, CMA stands to benefit materially from these efforts and may also benefit from additional opportunities to partner Governmental Agencies in other diamond projects in the country. Should the grant occur then Kansai will receive 25% of the grant proceeds, and if the other diamond projects occur, then Kansai would receive an additional 10% ORRI and additional consulting fees of US$5,000 per month, for the duration of any subsequent projects outside the Natal I and II project. Should the equipment loan occur then Kansai will receive 10% of the loan proceeds to be paid when the equipment is purchased.

6) OTHER AGREEMENTS

Both parties to agree to prepare and sign such additional documents or agreements, which reflect the intent of this agreement. This will include, but not be limited to, the following:

     A) A commitment from ADC to re-domicile to either the UK or Canada ADC will execute, within 28 days of closing of a transaction with SUDAM, a funding facility for a minimum of US$2,500,000 Dollars, for the express purpose of developing CMA and its projects and assets.
     B) Sudam to be purchased by ADC within 10 days of this agreement and all payments due to Kansai and funding for CMA to be brought current within 10 days of this agreement
     C)   This agreement is subject to the laws of the State of Nevada.

If acceptable please sign and return a copy of this letter.

Sincerely,


/s/ Bruce T. Walsham
------------------------------------------------
Bruce T. Walsham
President

Accepted and Approved


/s/ Daniel Martinez
------------------------------------------------
Daniel Martinez, on Behalf of SUDAM Diamonds Ltd

                                   Appendix A

Payments made by SUDAM

                                Kansai
                 Kansai        Plant and
               Plant and       Equipment
               Equipment       Interest                                             other            total
               Principle       (note 1)        CMA (Note 2)        total         CMA (Note 3)         CMA
             ------------    ------------      ------------     ------------     ------------     ------------
23-Apr-12    $ 150,000.00    $   5,753.20      $  42,631.09     $ 198,384.29     $   2,368.91     $  45,000.00
20-Aug-12    $       0.00    $       0.00      $  30,000.00     $  30,000.00     $       0.00     $  30,000.00
12-Sep-12    $  50,000.00    $   7,569.86      $       0.00     $  57,569.86     $       0.00     $       0.00
10-Oct-12    $  50,000.00    $   7,569.86      $  25,000.00     $  82,569.86     $       0.00     $  25,000.00
3-Dec-12     $  50,000.00    $   7,323.29      $  60,000.00     $ 117,323.29     $       0.00     $  60,000.00
9-Jan-13     $  50,000.00    $   7,076.71      $  60,000.00     $ 117,076.71     $       0.00     $  60,000.00

Note 1-Additional  interest is owed to Kansai
Note 2-payments made to Kansai as operator of CMA
Note 3-payment made as directed by Kansai as operator of CMA

total        $ 350,000.00    $  35,292.92      $ 217,631.09     $ 602,924.01     $   2,368.91     $ 220,000.00

                                   APPENDIX B

Capital restructure of ADC

ADC currently has 375,000,000 authorized common shares
30,000,000 shares are currently issued and outstanding.
15,000,000 shares are the free float
15,000,000 restricted shares are held by insiders (to be cancelled as per below)

The insiders of the ADC will cancel 13,000,000 shares.

Kansai will be issued an additional 250,000 non-escrowed shares of ADC's common stock upon the closing of the acquisition of SUDAM Diamonds Ltd by ADC.

ADC would then re-domicile to either the UK or Canada